EXHIBIT 99.1

                           FARMERS & MERCHANTS BANCORP
                 ANNOUNCES INCREASE IN STOCK REPURCHASE PROGRAM


The Board of Directors of Farmers & Merchants Bancorp has approved a resolution increasing the funds available for the Company's Stock Repurchase Program.

The Board of Directors originally approved a $10 million Repurchase Program in May 2004. As of April 30, 2006 the Company had repurchased $7.87 million of stock under the Repurchase Program. The Board unanimously approved expanding the Repurchase Program to allow for the repurchase of up to $15 million of stock between May 1, 2006 and April 30, 2009.

The Board approved this increase in the Repurchase Program because it continues to believe that the Company has more capital than it needs to meet present and anticipated regulatory guidelines to be classified as "well capitalized." While the Board continues to believe that the Repurchase Program will not impede the Company from paying cash dividends at annual rates comparable to the recent past, no assurance can be given as to future dividend levels.

Repurchases will continue to be made on the open market or through private transactions. The Repurchase Program also requires that no purchases may be made if the Company would not remain "well-capitalized" after the repurchase. All shares repurchased under the Repurchase Program have been and will continue to be retired.

Kent Steinwert, President and C.E.O. commented, "Since Farmers & Merchants Bancorp stock is not traded on any stock exchange, and since many shareholders are local residents who hold their shares in certificate form, the Company is willing to purchase shares directly in private transactions. Interested sellers may contact Stephen W. Haley, Chief Financial Officer, at 209-367-2411."

Regarding open market transactions, Steinwert indicated that the Company's stock (symbol: FMCB.OB) is traded through the OTC Bulletin Board. Historically, these transactions have been limited both in frequency and dollar amount.
Periodically,  the  Company  will  place  a  bid  with  a  broker  to  purchase


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shares  on  the Company's behalf in the over the counter market. All open market purchases by the Company will be made at prices that do not exceed the higher of the last independent transaction price or the last independent bid. In open market transactions, a selling shareholder will be responsible for any fees or charges of his or her broker.

Steinwert was careful to emphasize, "Any shareholder who is planning to sell all or a portion of their shares should obtain as much information as possible concerning recent prices for other transactions. Information is available from brokers, on the internet and, as it relates to private transactions, from Steve Haley. However, the Company can not guarantee the accuracy of any information obtained from third parties."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank with over $1.3 billion in assets. F&M Bank proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.